Cross Country Healthcare Names Stephen A. Saville as Executive Vice President of Operations

BOCA RATON, Fla., April 16, 2019 /PRNewswire/ -- Cross Country Healthcare, Inc., (Nasdaq:CCRN) today announced it has named Stephen A. Saville, 52, Executive Vice President of Operations.

"Steve has an extensive background in the healthcare recruiting and workforce solutions staffing industry, and I am confident he will be a valuable member of our executive leadership team," said Kevin Clark, President and CEO, Cross Country Healthcare. "With more than 20 years of industry experience, he brings with him operational proficiency and expertise, a depth of knowledge on how to use technology to grow revenue as well as an entrepreneurial spirit to deliver continuous improvement for the organization. His track record of scaling companies makes him a perfect fit to help grow our business."

Most recently, Saville served as the President of CareerStaff Unlimited, a national healthcare workforce solutions organization. From July 2017 through April 2019, he also served as Senior Vice President of Workforce Solutions leading talent acquisition and workforce management for Genesis Healthcare, the parent company of CareerStaff Unlimited and the largest provider of post-acute skilled nursing care in the nation. Prior to these roles, Saville also held various leadership positions within the portfolio companies of OGH, Inc., including with Onward Healthcare, Locum Leaders and Medifis.

"Cross Country is a true leader in the healthcare staffing industry, and it is an honor to be the newest member of its leadership team," Saville said. "I am excited about the opportunity and look forward to leveraging my workforce solutions experience to expand on Cross Country's organizational excellence and reinforce its competitive advantage and industry leadership."

Saville earned a Bachelor of Science in Business Administration and a Bachelor of Arts in Political Science from Cabrini University. He also earned his Juris Doctor from Widener University.

About Cross Country Healthcare

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our more than 30 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. Our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 69 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:

Cross Country Healthcare, Inc.
William J. Burns, 561-237-2555
Executive Vice President and Chief Financial Officer
wburns@crosscountry.com